Exhibit 99.2

bioAffinity Technologies Announces Closing of $2.5 Million Registered Direct Offering and Concurrent Private Placement

SAN ANTONIO, Texas (March 8, 2024) – bioAffinity Technologies, Inc. (Nasdaq: BIAF and BIAFW) today announced it has closed a securities purchase agreement with institutional investors for the purchase and sale of 1,600,000 shares of common stock in a registered direct offering and common warrants to purchase up to 1,600,000 shares of common stock in a concurrent private placement (together with the registered direct offering) at a combined purchase price of $1.5625 per common share. The common warrants issued pursuant to the concurrent private placement will have an exercise price of $1.64 per share, are initially exercisable on the date that shareholder approval of the exercise of the warrants is obtained and will expire five years from the date of such approval.

The gross proceeds to the Company from the offering are expected to be approximately $2.5 million, before deducting underwriter fees and other offering expenses payable by the Company. The company intends to use the net proceeds from the offering for working capital and general corporate purposes.

WallachBeth Capital is acting as sole placement agent for the Offering.

The common stock was issued in a registered direct offering pursuant to an effective shelf registration statement on Form S-3 (File No. 333-275608) previously filed with the U.S. Securities and Exchange Commission (SEC), under the Securities Act of 1933, as amended, and declared effective by the SEC on November 27, 2023. The common warrants will be issued in a concurrent private placement. A prospectus supplement describing the terms of the proposed registered direct offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from WallachBeth Capital, LLC, via email at cap-mkts@wallachbeth.com, by calling +1 (646) 237-8585, or by standard mail at WallachBeth Capital LLC, Attn: Capital Markets, 185 Hudson St., Suite 1410, Jersey City, NJ 07311, USA.

The private placement of the common warrants was made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D thereunder. Accordingly, the securities issued in the concurrent private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CyPath® Lung

CyPath® Lung uses advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin, TCPP, that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage cancer can improve outcomes and increase patient survival.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com and follow us on LinkedIn, Facebook and X.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of securities and the ability to obtain shareholder approval of the exercise of the warrant. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q filed by the Company and other reports filed with the SEC from time to time. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

Investor Relations

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447) or 407-491-4498

BIAF@redchip.com